Exhibit 99.1
Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161
News Release

Media Contact                            Investor Relations Contact
John Sahlberg                            Wayne Rancourt
Office 208-384-6451                     Office 208-384-6073

For Immediate Release: January 13, 2014

BOISE CASCADE ANNOUNCES NICK STOKES AS THE NEW LEADER OF ITS DISTRIBUTION BUSINESS REPLACING STAN BELL WHO HAS ELECTED TO RETIRE

BOISE, Idaho - Boise Cascade Company (NYSE: BCC) announced that Stan Bell, president of the company’s Building Materials Distribution (BMD) business, has elected to retire, effective March 7, 2014. As a result of Stan’s retirement, the board of directors has appointed Nick Stokes, executive vice president, BMD, effective March 1, 2014. Nick will take over the leadership of BMD upon Stan’s retirement.
Under Stan’s leadership, BMD has grown into a leading national wholesale building products distributor with 31 locations, 1,800 associates, and $2.5 billion of revenue. Stan has 42 years of service with Boise Cascade and his involvement and leadership in the company and in the building materials industry are well-known and highly regarded.
Nick joined Boise Cascade in 1979. Nick was appointed vice president of BMD operations in 2001, and senior vice president in 2011. Nick has been a key contributor to the success and growth of BMD and will continue to provide the leadership to maintain the organization’s culture and focus on customers and suppliers that make BMD successful.
“I want to thank Stan for his significant contributions to the company and the industry and wish him the best in his well-earned retirement,” said CEO Tom Carlile. “I’m confident that Nick will provide the leadership to continue the growth and success that BMD has delivered for many years.”

About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.